Exhibit 99.1

PRESS RELEASE

AEON Biopharma and Priveterra Announce Arrangement of Up to $125 Million of Financing in Connection with Proposed Business Combination

Financing represents minimum cash required to consummate the business combination and bridge AEON through key episodic migraine data readout

IRVINE, Calif., June 30, 2023 – AEON Biopharma, Inc. (“AEON” or the “Company”), a clinical-stage biopharmaceutical company focused on developing a proprietary botulinum toxin complex for the treatment of multiple debilitating medical conditions, and Priveterra Acquisition Corp. (NASDAQ: PMGM) (“Priveterra”), a special purpose acquisition company, today announced that a total of up to $125 million in funding has been arranged in connection with the proposed business combination between AEON and Priveterra.

The funding includes approximately $50 million of committed financing from existing (including $20 million of previously announced financing) and new AEON investors as well as the cash remaining in Priveterra’s trust account after redemptions, and provides the capital necessary to consummate the proposed business combination under the terms of the definitive agreement between AEON and Priveterra, and would provide AEON with sufficient gross proceeds to fund the Company beyond the anticipated announcement in the second half of 2023 of topline data from the Company’s Phase 2 study of ABP-450 for the preventive treatment of episodic migraine. AEON and Priveterra anticipate the closing of the business combination in July.

The $125 million in funding also includes up to $75 million of potential financing from forward purchase agreements entered into by Priveterra and third-party financing providers. Please refer to Priveterra’s current report on Form 8-K, filed June 29, 2023 with the SEC, for additional information about the financing arrangements.

To learn more about AEON and the development of its uniquely positioned therapeutic neurotoxin, visit www.aeonbiopharma.com.

About ABP-450 (prabotulinumtoxinA) Injection

ABP-450 contains a 900 kDa botulinum toxin type-A complex produced by the bacterium Clostridium botulinum. The active part of the botulinum toxin is the 150 kDa component, and the remaining 750 kDa of the complex is made up of accessory proteins that the Company believes help with the function of the active portion of the botulinum toxin. When injected at therapeutic levels, ABP-450 blocks peripheral acetylcholine release at presynaptic cholinergic nerve terminals by cleaving SNAP-25, a protein integral to the successful docking and release of acetylcholine from vesicles situated within the nerve endings leading to denervation and relaxation of the muscle. AEON licenses ABP-450 from Daewoong Pharmaceutical Co., which provides AEON exclusive development and distribution rights for therapeutic indications in certain territories, including the United States, Canada and the EU, among other international territories.

PRESS RELEASE

About AEON Biopharma

AEON is a clinical stage biopharmaceutical company focused on developing its proprietary botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection, or ABP-450, for debilitating medical conditions, with an initial focus on the neurosciences market. AEON recently completed a Phase 2 study of ABP-450 for the treatment of cervical dystonia and has an ongoing Phase 2 study of ABP-450 for the treatment of both chronic and episodic migraine. ABP-450 is the same botulinum toxin complex that is currently approved and marketed for cosmetic indications by Evolus under the name Jeuveau. ABP-450 is manufactured by Daewoong in compliance with current Good Manufacturing Practice, or cGMP, in a facility that has been approved by the U.S. Food and Drug Administration, or the FDA, Health Canada and European Medicines Agency, or EMA. AEON has exclusive development and distribution rights for therapeutic indications of ABP-450 in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. The company built a highly experienced management team with specific experience in biopharmaceutical and botulinum toxin development and commercialization.

Proposed Transaction with Priveterra Acquisition Corp.

On December 13, 2022, AEON and Priveterra announced entering into a definitive business combination agreement relating to a business combination that would result in AEON becoming a public company upon the closing of the proposed transaction. The Boards of Directors of both AEON and Priveterra have approved the proposed transaction, which is expected to close in July 2023, subject to approval by Priveterra’s stockholders and the satisfaction or waiver of certain other customary closing conditions. In connection with the proposed transaction, Priveterra filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) on December 27, 2022, which was declared effective on May 12, 2023.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between AEON and Priveterra, including statements regarding the benefits of the proposed transaction, the anticipated timing of the proposed transaction, the products developed by AEON and the markets in which it operates, any statements about current or planned clinical trials or related milestones, any statements of expectation or belief regarding future events, potential markets, market size, or technology developments, AEON’s projected future results, and any statements of assumptions underlying any of the items mentioned. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Priveterra’s securities, (ii) the risk that the transaction may not be completed by Priveterra’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Priveterra, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the agreement and plan of merger by the shareholders of Priveterra and AEON, the satisfaction of the minimum trust account amount following redemptions by Priveterra’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (vi) the effect of the announcement or pendency of the transaction on AEON’s business relationships, performance, and business generally, (vii) risks that the proposed transaction disrupts current plans of AEON and potential difficulties in AEON employee retention as a result of the proposed transaction, (viii) the outcome of any legal proceedings that may be instituted against AEON or against Priveterra related to the business combination agreement or the proposed transaction, (ix) the ability to maintain the listing of Priveterra’s securities on the NASDAQ Exchange, (x) volatility in the price of Priveterra’s securities due to a variety of factors, including changes in the competitive and highly regulated industries in which AEON plans to operate, variations in performance across competitors, changes in laws and regulations affecting AEON’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns in the highly competitive pharmaceutical industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 and proxy statement/prospectus referenced above and other documents filed by Priveterra from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AEON and Priveterra assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither AEON nor Priveterra gives any assurance that either AEON or Priveterra will achieve its expectations.

PRESS RELEASE

Contacts

Investor Contact:
Corey Davis, Ph.D.
LifeSci Advisors
+1 212 915 2577
cdavis@lifesciadvisors.com

Source: AEON Biopharma